AMENDMENT TO RIGHTS AGREEMENT

                    Amendment No. 1 (this "Amendment"), dated as of December 8, 1996, to the Rights Agreement (the "Rights Agreement"), dated as of January 26, 1995, between Santa Fe Pacific Gold Corporation, a Delaware corporation (the "Company"), and Harris Trust and Savings Bank, an Illinois banking corporation (the "Rights Agent").

                    WHEREAS, the Company, Homestake Mining Company, a Delaware corporation ("Parent"), and HMGLD Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), have proposed to enter into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which, among other things, Sub will merge into the Company (the "Merger") and each outstanding share of common stock of the Company will be converted into the right to receive 1.115 shares of common stock of Parent, subject ot the terms and conditions of the Merger Agreement;

                    WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement to render the Rights inapplicable to the Merger and the other transactions contemplated by the Merger Agreement;

                    WHEREAS, Section 27 of the Rights Agreement permits the Company from time to time to supplement and amend the Rights Agreement;

                    NOW, THEREFORE, in consideration of the
          foregoing and the agreements, provisions and covenants herein contained, the parties agree as follows:

               1. Section 1 of the Rights Agreement is hereby amended by adding the following new paragraph at the end of Section 1:

                    "Notwithstanding anything in this Agreement
               that might otherwise be deemed to the contrary, neither Homestake Mining Company ("Parent") nor any of its Affiliates or Associates shall be deemed an Acquiring Person and none of a Distribution Date, Shares Acquisition Date or Triggering Event shall be deemed to occur, in each such case, by reason of the approval, execution or delivery of the Agreement and Plan of Merger, dated as of December 8, 1996, including any amendment or supplement thereto (the "Merger Agreement") among Parent, HMGLD Corp. and the Company, the announcement or consummation of the Merger (as defined in the Merger Agreement) or the consummation of the other transactions contemplated by the Merger Agreement."

               2.   Clause (i) of Section 7(a) of the Rights
          Agreement is hereby amended to read in its entirety as follows:

                    "(i) the earlier of the close of business on
               February 13, 2005 and immediately prior to the Effective Time of the Merger (as defined in the Merger Agreement) (the "Final Expiration Date") or".

               3. The Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same amendment and each of which shall be deemed an original.

               IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

          Attest:                         SANTA FE PACIFIC GOLD
                                          CORPORATION

          By /s/ Wayne Jarke              By /s/ Patrick M. James
             ------------------              -----------------------
             Name:  Wayne Jarke              Name:  Patrick M. James
             Title: Secretary                Title: Chairman, President
                                                    and Chief Executive
                                                    Officer


          Attest:                         HARRIS TRUST AND SAVINGS
                                          BANK

          By /s/ James S. Anderson        By /s/ Susan M. Shadel
             ------------------------        ----------------------
             Name:  James S. Anderson        Name:  Susan M. Shadel
             Title: Vice President           Title: Assistant Vice
                                                    President